Exhibit 99.1

Press Release	For Immediate Release
Date: December 12, 2025

GLEN BURNIE BANCORP Announces intended Voluntary Delisting from Nasdaq and termination of SEC registration

Glen Burnie, MD – December 12, 2025 – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding Bancorp for The Bank of Glen Burnie (“Bank”), today announced that Bancorp’s board of directors (the “Board”) has approved the voluntarily delisting of Bancorp’s common stock (and related common stock purchase rights) from The Nasdaq Capital Market (“Nasdaq”) and the subsequent voluntary deregistration of its common stock with the U.S. Securities and Exchange Commission (“SEC”) in order to terminate and suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Simultaneously with this announcement, Bancorp notified Nasdaq today of its intention to voluntarily delist its shares of common stock from Nasdaq. In connection with the contemplated delisting and deregistration, Bancorp intends to file a Form 25 with the SEC on or about December 22, 2025. The delisting from Nasdaq is expected to become effective on January 1, 2026, 10 days after filing the Form 25. Bancorp currently expects that the trading of its common stock on Nasdaq will be suspended upon the filing of the Form 25 on or about December 22, 2025.

The Board based its decision to delist and deregister Bancorp’s common stock on Bancorp’s intention to provide liquidity to its stockholders following the delisting by taking actions within its control to have the common stock traded on the OTCQX, operated by OTC Markets Group Inc. (the “OTC”). Bancorp has filed an application for its common stock to be quoted on the OTCQX platform, operated by the OTC. Bancorp intends to continue to provide information to its stockholders and to take such actions to enable a trading market in its common stock to exist. There is no guarantee, however, that a broker will continue to make a market in the common stock and that trading of the common stock will continue on the OTCQX or otherwise or that Bancorp will continue to provide information sufficient to enable brokers to provide quotes for its common stock.

Following the delisting of Bancorp’s common stock from Nasdaq, Bancorp intends to file a Form 15 with the SEC on or about January 2, 2026 certifying that it has fewer than 1,200 shareholders of record. Upon filing the Form 15, Bancorp’s filing obligations under the Exchange Act will immediately be suspended, and its obligations to file certain Exchange Act reports and forms with the SEC, including certain Forms 10-K, 10-Q and 8-K, will cease. Bancorp will generally be relieved of all reporting obligations under the Exchange Act upon the effectiveness of the deregistration. Bancorp expects that the deregistration of its common stock will become effective 90 days after the filing of the Form 25 with the SEC. This press release as well as the documents filed with the SEC also will be available on Bancorp’s website, https://www.thebankofglenburnie.com.

Our Board believes that the decision to delist Bancorp’s common stock from Nasdaq and deregister and suspend Bancorp’s reporting obligations under the Exchange Act are in the best interest of Bancorp and its stockholders. The Board has determined that the burdens associated with operating as a registered public company outweigh any advantages to Bancorp and its stockholders at this time. The Board made the decision to delist and deregister Bancorp’s common stock following its review and careful consideration of several factors, including, but not limited to, Bancorp’s likely future non-compliance with the continued listing requirements of Nasdaq that would inevitably result in delisting of Bancorp’s common stock by Nasdaq, lack of research coverage of Bancorp by securities and industry analysts, the lack of an active trading market for Bancorp’s securities on Nasdaq, the potential for eliminating the significant costs associated with preparing and filing periodic reports with the SEC and the legal, audit and other expenses associated with being a public reporting company listed on Nasdaq, as well as the substantial demands on management’s time in complying with these requirements. Once delisted and deregistered, the Board believes that Bancorp will redirect its financial and management resources to a wider range of business opportunities.

Following the delisting, any trading in Bancorp’s common stock would only occur in privately negotiated sales and potentially on the over-the-counter market.

Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding Bancorp headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with six branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” describe future expectations, plans, results, or strategies and are generally preceded by words such as “anticipates,” “believe,” “may,” “future,” “plan,” “should” or “expects.” Forward-looking statements in this press release include, but are not limited to, statements relating to the delisting of Bancorp’s common stock from Nasdaq (including its intention to file a Form 25 on or about December 22, 2025) and deregistration of Bancorp’s common stock under the Exchange Act (including its intention to file a Form 15 on or about January 2, 2026), as well as the suspension of its reporting obligations under Section 15(d) of the Exchange Act, including expected timing, the potential quotation of Bancorp’s common stock in a quotation medium; and that the common stock may be eligible to be quoted on the Pink Open Market if a market maker sponsors the security. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks and uncertainties identified in Bancorp’s filings with the SEC, including, without limitation, Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2024 and in other filings subsequently made by Bancorp with the SEC. Additional risks and uncertainties include Bancorp’s ability to file a Form 25 and Form 15 with the SEC and the timing of such filings, including their effectiveness, Bancorp’s ability to reduce its costs relating to Exchange Act and Nasdaq disclosure and reporting requirements and related regulatory burdens, and whether a market maker sponsors Bancorp’s common stock for quotation in a quotation medium. All forward-looking statements contained in this press release speak only as of the date on which they were made, and are based on management’s assumptions and estimates as of such date. Bancorp does not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new or additional information, the occurrence of future events or otherwise.

For further information contact:

Todd Capitani

Executive Vice President and Chief Financial Officer

410-768-8883

tcapitani@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061